Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers Deal: 741583AL2 Revolving Credit Facility: 741583AM0 Term Loan Facility: 741583AN8

CREDIT AGREEMENT

Dated as of July 13, 2011

among

PITTSBURGH ACQUISITION, INC.,

(which on the Closing Date shall be merged with and into)

PRIMEDIA INC.

(with PRIMEDIA Inc. surviving such merger as the Borrower),

PITTSBURGH HOLDINGS, LLC,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO,

BARCLAYS CAPITAL and

UBS SECURITIES LLC,

as Co-Syndication Agents,

RBC CAPITAL MARKETS,

as Documentation Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL,

RBC CAPITAL MARKETS and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

1.01A	Guarantors as of the Closing Date
1.01B	Excluded Subsidiaries
1.01C	Unrestricted Subsidiaries
2.01A	Revolving Credit Commitments
2.01B	Term Commitments
5.01(d)	Compliance with Laws
5.06	Litigation
5.07	Labor Matters
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.11(b)	Certain Security Interests and Guarantees
6.13	Mortgaged Properties
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H-1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
H-2	Legal Opinion of Young Conaway Stargatt & Taylor, LLP
I	Foreign Lender Certification

v

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of July 13, 2011, among PITTSBURGH ACQUISITION, INC., a Delaware corporation (which on the Closing Date shall be merged with and into PRIMEDIA INC., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower (the “Borrower”)), PITTSBURGH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined in this introductory paragraph or in the Preliminary Statements below have the meaning set forth in Section 1.01.

PRELIMINARY STATEMENTS

Pursuant to the Merger Agreement, Pittsburgh Acquisition, Inc., a Delaware corporation (“Merger Sub”) established by the Sponsors and a wholly-owned direct subsidiary of Holdings, will be merged with and into the Company, in accordance with the terms thereof, with the Company surviving such merger (the “Merger”). The aggregate funds required to consummate the Merger, to refinance or repay, redeem, defease or otherwise discharge (including the termination of commitments) on the Closing Date existing third party indebtedness of the Company and its subsidiaries, including all such indebtedness outstanding under the Existing Credit Agreement (the “Refinancing”), and to pay fees and expenses incurred in connection with the Transactions is approximately $575,000,000 (the “Aggregate Consideration”).

In order to fund the Aggregate Consideration, (i) the Sponsors will directly or indirectly make cash equity contributions (collectively, the “Equity Contribution”) to Merger Sub (through Holdings) and (ii) Merger Sub has requested the Lenders to extend credit in the form of (x) term loans to be made available hereunder on the Closing Date in an aggregate principal amount not in excess of $280,000,000, solely to finance a portion of the Aggregate Consideration payable on the Closing Date and (y) a $40,000,000 revolving credit facility to be made available hereunder on the Closing Date (subject to the limitations set forth herein) and after the Closing Date to finance working capital and for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Increase or Incremental Term Facility in accordance with Section 2.14 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender shall be subject to the consent of the Administrative Agent or the Borrower, in each case if and to the extent any such consent would be required under Section 10.07(b)(i)(A) or Section 10.07(b)(i)(B), as applicable, for an assignment of Loans to such Additional Lender.

“Administrative Agent” means Bank of America, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lead Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the date hereof (without giving effect to the Term Loans made on the Closing Date) is $320,000,000.

“Aggregate Consideration” has the meaning specified in the Preliminary Statements of this Agreement

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“All-in Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees, a Eurodollar Rate or Base Rate floor greater than 1.50% or 0.50% respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate under any Facility), or otherwise; provided that OID and up-front fees shall be equated to interest rate assuming a 4-year life to maturity; and provided further that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of each of December 31, 2010, December 31, 2009 and December 31, 2008 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the Company for the fiscal years then ended.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans (i) for Eurodollar Rate Loans that are Term Loans, 6.00% and (ii) for Base Rate Loans that are Term Loans, 5.00%; and

(b) with respect to Revolving Credit Loans, L/C Fees in respect of any Revolving Credit Commitment (the “L/C Fees”) and commitment fees with respect to the Revolving Credit Commitment, (x) until delivery of financial statements and related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurodollar Rate Loans that are Revolving Credit Loans and L/C Fees, 6.00%, (B) for Base Rate Loans that are Revolving Credit Loans, 5.00%, and (C) for commitment fees, 0.625% and (y) thereafter, the following percentages per annum, based upon the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Senior Secured Leverage Ratio	Eurodollar Rate for Revolving Credit Loans and L/C Fees	Base Rate for Revolving Credit Loans	Commitment Fee Rate
1	>2.5 to 1.0	6.00%	5.00%	0.625%
2	<2.5 to 1.0	5.75%	4.75%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Required Facility Lenders in respect of the Original Revolving Credit Facility, the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined before the 91st day after the date on which all Loans have been repaid and all Commitments have been terminated that the Senior Secured Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Senior Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Senior Secured Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.08(a) and 2.09(a) as a result of the miscalculation of the Senior Secured Leverage Ratio shall be deemed to be (and shall be) due and payable by the Borrower upon the date that is five (5) Business Days after notice by the Administrative Agent to the Borrower of such miscalculation (even if, for the avoidance of doubt, such fifth business day occurs on or after the 91st day referred to above). If the preceding sentence is complied with the failure to previously pay such interest and fees at the correct Applicable Rate shall not in and of itself constitute a Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, the relevant L/C Issuer and the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, the Swing Line Lender and, if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(i) an amount (which amount shall not be less than zero) equal to 50% of cumulative Consolidated Net Income for the Available Amount Reference Period; plus

(ii) other than for purposes of determining the amount of Restricted Payments permitted to be made pursuant to Section 7.06(l)(ii), the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(iii) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution) received by Holdings (or any direct or indirect parent thereof) and contributed by Holdings or such parent to the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by Holdings, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(v) to the extent not (A) already included in the calculation of Consolidated Net Income or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by Holdings, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by Holdings, the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus

(vi) to the extent not (A) already included in the calculation of Consolidated Net Income, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds received by Holdings, the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus

(vii) the aggregate amount of any Investments made pursuant to Section 7.02(d)(v)(B)(y), Section 7.02(j)(ii)(B) and Section 7.02(o)(ii), any Restricted Payment made pursuant to Section 7.06(l)(ii) or any payment made pursuant to Section 7.12(a)(i)(D)(2) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (vii), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Amount Reference Period” means, with respect to any Reference Date, the period (taken as one accounting period) commencing on January 1, 2012 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Bank of America” means Bank of America, N.A.

“Barclays” means Barclays Bank PLC.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings, the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Holdings, the Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize”.

“Cash Collateral Account” means a blocked account at Bank of America (or any successor Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with (or deposit in a Cash Collateral Account) or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(1) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(2) certificates of deposit, demand deposits, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(3) repurchase obligations for underlying securities of the types described in clauses (1), (2) and (5) entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(5) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition;

(7) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower); and

(9) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (8) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (7) and clause (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (9) and in this paragraph.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender on the Closing Date or at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary Guarantor to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least thirty five percent (35%) of the then outstanding voting power of the Voting Stock of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting power of the Voting Stock of Holdings and (y) the percentage of the then outstanding voting power of the Voting Stock of Holdings owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, one or more Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b) subject to Section 7.04(a), the Borrower (or the Successor Borrower in accordance with Section 7.04(d)) ceases to be a direct, wholly owned Subsidiary of Holdings.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Original Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Credit Commitments, Original Term Commitments, Incremental Term Commitments or Other Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Original Revolving Credit Loans, Incremental Revolving Credit Loans, Other Revolving Credit Loans, Original Term Loans, Incremental Term Loans or Other Term Loans.

“Closing Date” means the date of the first Credit Extension.

“Closing Date Revolving Borrowing” means, collectively, one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date in an amount not to exceed the aggregate amounts specified or referred to in the definition of the term “Permitted Closing Date Revolving Borrowing Purposes.”

“Co-Syndication Agents” means Barclays Capital and UBS Securities, in their respective capacities as co-syndication agents under this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary, and each Restricted Subsidiary of the Borrower that has guaranteed any Junior Financing in excess of the Threshold Amount or any Credit Agreement Refinancing Indebtedness (or in each case any Permitted Refinancing thereof) and in any event including, on the Closing Date, those Subsidiaries that are listed on Schedule 1.01A hereto (each, a “Guarantor”);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest in the following (i) all the Equity Interests issued by the Borrower, (ii) all Equity Interests (other than Equity Interests issued by Unrestricted Subsidiaries and any Equity Interests issued by any Restricted Subsidiary that are pledged to secure Indebtedness permitted under Section 7.03(g)) issued by each wholly owned Material Domestic Subsidiary that is the direct Subsidiary of the Borrower or a Guarantor and that is not a Subsidiary described in clause (iii) below and (iii) 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests issued by each wholly-owned Material Foreign Subsidiary that is directly owned by the Borrower or a Guarantor;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of Holdings, the Borrower and each Guarantor (including accounts receivable, inventory, equipment, deposit accounts, securities accounts, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing) but other than any Securitization Assets, in each case, with the priority required by the Collateral Documents;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in the following (all of which shall be excluded from the Collateral): (a) any commercial tort claim having a Fair Market Value of less than $2,500,000, (b) leasehold real property and fee-owned real property that is not Material Real Property, (c) Equity Interests of joint ventures and Subsidiaries that are not wholly owned, in each case to the extent that the Organizational Documents or agreements with other holders of such Equity Interests (other than Holdings or any of its Subsidiaries) prohibit or restrict the pledge of such Equity Interests, (d) the Equity Interests of Subsidiaries that are not Material Subsidiaries, (e) the Equity Interests of Unrestricted Subsidiaries, (f) Margin Stock, (g) any “intent-to-use” trademark application to the extent set forth in the Security Agreement, (h) voting Equity Interests of any Foreign Subsidiary in excess of 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary, (i) any agreement, license or lease to the extent that the grant of any such security interest is prohibited or restricted by such agreement, license or lease (including the requirement to obtain the consent of any Governmental Authority or third party), except to the extent such prohibition or restriction is deemed ineffective under the Uniform Commercial Code and (j) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Borrower, (A) the cost of creating or perfecting such pledges or security interests in such particular assets or obtaining title insurance or surveys in respect of such particular assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (B) the grant of a security interest therein would result in material adverse tax consequences to Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole.

The foregoing definition shall not require the Loan Parties (a) to take any action in, or required by the laws of, any non-U.S. jurisdiction in order to create any security interests in assets located, registered or titled outside of the United States or to perfect any security interests or (b) except to the extent that perfection thereof may be achieved by a UCC filing, to perfect any security interest granted pursuant to the Collateral Documents in (i) cash and cash equivalents, (ii) other assets requiring perfection through control agreements, (iii) deposit and securities accounts (including securities entitlements and related assets), (iv) motor vehicles and other assets subject to certificates of title and (v) letter-of-credit rights.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding any of the foregoing, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations, in which case such Restricted Subsidiary shall, subject to compliance with the Collateral and Guarantee Requirement, be treated as a Guarantor hereunder for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.11 or Section 6.13, the Guaranty, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, an Incremental Term Commitment, an Incremental Revolving Credit Commitment, an Other Term Commitment or an Other Revolving Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the shares of common stock of the Company, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, (viii) the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries (other than pursuant to Section 5.1 of the Merger Agreement), in each case which is required by the Merger Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1 of the Merger Agreement)) at the request of Holdings or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, with respect to Holdings, the Borrower and the Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense of Holdings, the Borrower and the Restricted Subsidiaries for such period, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to Holdings, the Borrower and the Restricted Subsidiaries for any period, Consolidated Net Income for such period:

(a) increased (without duplication) by the following (in each case (other than for clauses (ix), (x) and (xiii)) to the extent deducted (and not added back) in calculating Consolidated Net Income for such period):

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes of Holdings, the Borrower and the Restricted Subsidiaries paid or accrued during such period, including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest relating to any tax examinations and the net tax expense associated with any adjustments made pursuant to clauses (a) through (i) of the definition of “Consolidated Net Income”; plus

(ii) total interest expense and, to the extent not reflected in such total interest expense, (a) any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (b) costs of surety bonds in connection with financing activities, (c) any financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees (including upfront fees), charges and amounts incurred in connection with the issuance or incurrence of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and net costs under Swap Contracts) and agency, unused line, facility or similar fees paid related to Indebtedness or commitments therefor, (d) accretion or accrual of discounted liabilities, and (e) “additional interest” (or liquidated damages for failure to timely comply with registration rights) with respect to any debt securities; plus

(iii) Consolidated Depreciation and Amortization Expense for such period; plus

(iv) the amount of any restructuring charges, accruals and reserves; plus

(v) any other noncash charges, including any (a) write-offs or write-downs, (b) equity-based awards compensation expense, (c) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities or as a result of a change in law or regulation (in each case pursuant to GAAP), (d) all losses from investments recorded using the equity method and (e) any non-cash tax reclassifications (provided that if any such noncash charges referred to in this clause (v) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(vii) the amount of management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses paid or accrued in such period to the Sponsors pursuant to the Sponsor Management Agreement and deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(viii) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, costs incurred in connection with being a public company prior to the Closing Date, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with the Transactions, equity or debt issuances, exchanges or refinancing, or investments (including Permitted Acquisitions) and any amendment or other modification with respect to any of the foregoing, and restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans; plus

(ix) in connection with any Specified Transaction that is consummated after the Closing Date but other than Specified Restructurings (which are covered by the following clause (x)), the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to result from actions either taken committed to be taken or planned to be taken within 12 months after the end of such period pursuant to a factually supportable plan in connection with such Specified Transaction (which cost savings and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action); plus

(x) in connection with any restructuring of the Borrower or any of its Restricted Subsidiaries outside of the ordinary course of business and described in reasonable detail in a certificate of a Responsible Officer delivered by the Borrower to the Administrative Agent (a “Specified Restructuring”), the amount of cost savings and synergies projected by the Borrower in good faith to result from actions either taken or committed to be taken within 12 months after the end of such period pursuant to a factually supportable plan in connection with such Specified Restructuring (which cost savings and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions; plus

(xi) any costs or expense incurred by Holdings or any other direct or indirect parent of Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings or the Borrower (other than Disqualified Equity Interests); plus

(xii) any net loss from disposed or discontinued operations; plus

(xiii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent noncash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiv) cash expenditures in respect of growth investments, including but not limited to, hiring new personnel, additional seo/sem initiatives, launching new websites, developing distribution partnerships, conducting product pricing studies and initiatives, developing additional property manager tools and/or investing in additional marketing strategies for brand building in an aggregate amount added back pursuant to this clause (xiv) (subject to the following proviso) not to exceed $10 million in any fiscal year (or $5 million in the fiscal year ending December 31, 2011); provided, that unused amounts with respect to any fiscal year may be carried forward into any subsequent fiscal year; plus

(xv) the amount of loss on sale of Securitization Assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xvi) the net effect of any delay or deferral in the recognition of revenue relating to sales of non-print product so long as that delay or deferral is less than or equal to one month; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any noncash gains increasing Consolidated Net Income for such period, excluding any noncash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations; plus

(iii) extraordinary gains and unusual or nonrecurring gains (less all fees and expenses relating thereto); and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees);

provided, that the aggregate amount added back in determining Consolidated EBITDA for any Test Period pursuant to clause (a)(ix) and (a)(x), determined after giving effect to Section 1.07(c) and Section 1.07(e) and notwithstanding anything to the contrary contained in this Agreement, shall not exceed (I) in the case of each Test Period ending after the Closing Date and on or prior to December 31, 2012, 20% of Consolidated EBITDA for each such Test Period, (II) in the case of each Test Period ending after December 31, 2012 and on or prior to December 31, 2013, 15% of Consolidated EBITDA for each such Test Period and (III) in the case of each Test Period ending after December 31, 2013, 10% of Consolidated EBITDA for each such Test Period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2011 and December 31, 2010, Consolidated EBITDA for such fiscal quarters shall be deemed to be $19,200,000 and $20,700,000, respectively.

“Consolidated Interest Expense” means, for any period, the sum of (i) the cash interest expense in respect of Indebtedness (including that attributable to Capitalized Lease Obligations), net of cash interest income of Holdings, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), and (ii) any cash payments made during such period in respect of obligations referred to in clause (c) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), but excluding, however (without duplication), (a) amortization of deferred financing costs, debt issuance costs, annual agency fees, commissions, fees and expenses and any other amounts of non-cash interest, (b) any expensing of bridge, commitment and other financing fees, (c) the accretion or accrual of discounted liabilities during such period, (d) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (e) any cash costs associated with breakage in respect of hedging agreements for interest rates, (f) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees and (g) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

For purposes of this definition, interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for any Test Period ending prior the first anniversary of the Closing Date, Consolidated Interest Expense shall be deemed to be Consolidated Interest Expense for the period from the Closing Date to and including the date of determination multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to such date of determination.

“Consolidated Interest Expense Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period to (ii) Consolidated Interest Expense for such Test Period, in each case for Holdings, the Borrower and the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the Net Income of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis and otherwise in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(b) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings, the Borrower or a Restricted Subsidiary thereof in respect of such period,

(c) effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn out obligations and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any after-tax effect of income (loss) from the early extinguishment or conversion to equity of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(f) any noncash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings, the Borrower or any of its direct or indirect parents in connection with the Transactions shall be excluded,

(g) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the Loans and any other credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,

(h) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(i) losses or gains on asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Equity Interests of any Person (in each case other than in the ordinary course of business, as determined in good faith by the Borrower) shall be excluded,

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i)

not denied by the applicable obligor (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded; provided, that the foregoing shall in no event be construed to permit the addback of amounts collected pursuant to the building lease and satellite time guarantees made in favor of the Company in connection with the Company’s 2005 divestiture of its Workplace Learning segment,

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(l) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other noncash items of a similar nature, shall be excluded,

(m) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency re-measurements of Indebtedness (including any net loss or gain resulting from obligations under any Swap Contracts for currency exchange risk) and other monetary assets and liabilities.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Net Senior Secured Debt” means, as of any date of determination, (a) Consolidated Senior Secured Debt minus (b) the lesser of (x) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l), Section 7.01(s), clauses (i) and (ii) of Section 7.01(t) and Section 7.01(ee)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date, but excluding any such cash and Cash Equivalents listed as “Restricted” on such balance sheet and (y) $35,000,000; provided, that Consolidated Net Senior Secured Debt shall not be less than $0.

“Consolidated Net Total Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the lesser of (x) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l), Section 7.01(s), clauses (i) and (ii) of Section 7.01(t) and Section 7.01(ee)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date, but excluding any such cash and Cash Equivalents listed as “Restricted” on such balance sheet and (y) $35,000,000; provided, that Consolidated Net Total Debt shall not be less than $0.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien (other than a Lien that is subordinated to the Liens securing the Obligations pursuant to a Second Lien Intercreditor Agreement) on any asset or property of Holdings, the Borrower or any Restricted Subsidiary; provided, that for purposes of determining the Senior Secured Leverage Ratio for purposes of the definition of “Incremental Cap,” Consolidated Senior Secured Debt shall also include, without duplication, the aggregate principal amount of all Permitted Incremental Equivalent Debt outstanding on such date (whether or not secured and regardless of the priority of any Liens securing such Indebtedness). For the avoidance of doubt, all Indebtedness incurred pursuant to an Incremental Facility shall constitute Consolidated Senior Secured Debt, notwithstanding the proviso to clause (viii) of Section 2.14(a).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting of indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder, (ii) Indebtedness of Unrestricted Subsidiaries, (iii) obligations under Swap Contracts and (iv) Indebtedness in respect of a Qualified Securitization Financing.

“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date over (b) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any

Funded Debt, (ii) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of deferred income tax, including without limitation any assets or liabilities under FASB Interpretation No. 48, (v) the current portion of any Capitalized Lease Obligations and (vi) accruals for payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any of the Sponsors, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness (or Revolving Credit Commitments) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Credit Loans or existing Revolving Credit Commitments, (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments or any revolving credit commitments incurred outside the Loan Documents (“Non-Loan Document Revolving Credit Commitments”), the unused portion of such Other Revolving Credit Commitments or Non-Loan Document Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Revolving Credit Commitments (including unused Other Revolving Credit Commitments), the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and reasonable and customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a later maturity than, and, except in the case of Refinanced Debt that consists of Revolving Credit Commitments (including Other Revolving Credit Commitments), a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the then Latest Maturity Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least 3 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive unless the Administrative Agent notifies the Borrower within 2 Business Days of the receipt thereof that it disagrees with such determination (including a reasonable description of the basis on which it disagrees) and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Refinancing Indebtedness, on the date such Refinancing Indebtedness is issued, incurred or obtained; provided, that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Credit Commitments (including Other Revolving Commitments) or Revolving Credit Loans or Swing Line Loans incurred pursuant to any Revolving Credit Commitments (including Other Revolving Commitments), such Revolving Credit Commitments being refinanced by the applicable Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(b).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Cure Right” has the meaning specified in Section 8.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or analogous Laws or similar debtor relief Laws of the United States or of other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to overdue principal, a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to such payment obligation and (b) with respect to any other overdue amount (including overdue interest and fees), a rate equal to (x) the Base Rate plus (y) the Applicable Rate applicable to Term Loans that are Base Rate Loans plus (z) 2.0% per annum; in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written certification or public statement of its intent not to comply with its obligations under Article 2); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the noncash consideration converted to cash or Cash Equivalents within 180 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests of the Borrower or a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding Equity Interests in Holdings.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of or backstop on terms reasonably satisfactory to the L/C Issuer of all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means RBCCM, in its capacity as documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the Preliminary Statements of this Agreement

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings or the Borrower or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan under Section 4042 of ERISA or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or the Borrower or any of their respective ERISA Affiliates.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that the Eurodollar Rate with respect to Term Loans shall not be less than 1.50%; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to BBA LIBOR, at approximately 11:00 a.m., London time, two Business Days prior to such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing that day; if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (i) and (l) through (m) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property and Capitalized Software Expenditures accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of borrowings under the Revolving Credit Facility or any other revolving credit facility, purchase money Indebtedness or long-term Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans, (X) all prepayments of any Junior Financing or any other unsecured Indebtedness, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (Y) and (Z) only, to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of borrowings under the Revolving Credit Facility or any other revolving credit facility, purchase money Indebtedness or long-term Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions permitted hereunder by Holdings, the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities (other than Indebtedness) of Holdings, the Borrower and the Restricted Subsidiaries to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net

Income and to the extent financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (viii) or (ix) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b), Section 7.02(g), Section 7.02(j) (other than Section 7.02(j)(ii) to the extent made in reliance of the Available Amounts attributed to such period), 7.02(n) (but excluding such loans and advances in respect of Section 7.06(g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this clause if made by Holdings, the Borrower or a Restricted Subsidiary)) and Section 7.02(o)(i) and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), 7.06(g) (other than subclause (iv) (to the extent the amount of the Investment made pursuant thereto would not have been deducted pursuant to this definition if made by Holdings, the Borrower or a Restricted Subsidiary) thereof), 7.06(h), 7.06(i), 7.06(j), 7.06(k) and 7.06(l)(i) and to the extent such Restricted Payments were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries and not deducted (or such expense is excluded) in calculating Consolidated Net Income,

(ix) the aggregate amount of expenditures actually made by Holdings, the Borrower and the Restricted Subsidiaries from internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees, payments made in respect of foreign currency translation charges, payments made to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments) in each case to the extent that such expenditures are not expensed during such period or are not deducted (or such expense is excluded) in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period and financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries that are made in connection with any prepayment of Indebtedness permitted hereunder to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures, Investments or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that Borrower may make a good faith estimate of such amount to the extent such amount is unable to be definitively determined at the date of determination of Excess Cash Flow for the applicable period; provided further that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures, Investment or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) each Subsidiary listed on Schedule 1.01B hereto, (c) any Subsidiary that is prohibited by contractual requirements existing on the Closing Date (in the case of Persons that are Subsidiaries on the Closing Date) or on the date such Subsidiary becomes a Restricted Subsidiary (in the case of Persons that are not Subsidiaries on the Closing Date) (in each case other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) or applicable Law from guaranteeing the Obligations (including the requirement to obtain any governmental (including regulatory) consent, approval, license or authorization in order to provide a guarantee of the Obligations), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any Securitization Subsidiary, (g) any Subsidiary that is a not-for-profit organization or a captive insurance subsidiary, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) each Unrestricted Subsidiary.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2007, by and among the Company, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, and the other agents party thereto.

“Facility” means the Original Revolving Credit Facility, any Incremental Revolving Credit Facility, any Other Revolving Credit Facility, the Original Term Facility, any Incremental Term Facility or any Other Term Facility as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Section 1471 through 1474 of the Code, as in effect on the date hereof, any amended or successor provisions to the extent substantively comparable thereto, and any applicable Treasury regulation promulgated thereunder or official interpretations thereof whenever issued.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt and/or Permitted First Priority Incremental Equivalent Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the Laws of any state of the United States or the District of Columbia and (ii) any Subsidiary that is disregarded for U.S. federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Sublimit” means (i) with respect to Bank of America, as L/C Issuer, $10,000,000 and (ii) with respect to each other L/C Issuer, such amount as is agreed between such L/C Issuer and the Borrower and as notified to the Administrative Agent.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” means the date of any payment by the L/C Issuer under a Letter of Credit.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(a).

“Incremental Cap” means (i) at any time that the Senior Secured Leverage Ratio as of last day of the most recently completed Test Period, determined on a pro forma basis after giving effect to any proposed incurrence of Indebtedness at such time (and assuming that all Incremental Facilities were fully drawn), exceeds 3.25:1, $60,000,000 and (ii) at any other time, an unlimited amount.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(a).

“Incremental Increase” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitment” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Facility” means each revolving credit facility made available to the Borrower pursuant to any tranche of Incremental Revolving Credit Commitments pursuant to Section 2.14.

“Incremental Revolving Credit Loans” has the meaning specified in Section 2.14(a).

“Incremental Term Commitment” has the meaning specified in Section 2.14(a).

“Incremental Term Facility” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all reimbursement or similar obligations, whether or not contingent, of such Person as an account party in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) exclude, in the case of Holdings, the Borrower and the Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness does not include Cash Management Obligations or obligations under or in respect of Qualified Securitization Facilities.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, if so agreed by each Lender of such Eurodollar Rate Loan, nine or twelve months or any period of less than one month), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and the Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrower and the Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments, in each case, consistent with the Borrower’s cash management and investment practices.

“IP Rights” has the meaning specified in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means MLPF&S, Barclays Capital, RBCCM and UBS Securities, in their respective capacities as joint bookrunners under this Agreement.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.12(a)(i).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan, any Incremental Revolving Credit Commitment or any Other Revolving Credit Commitment.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means, with respect to any Letter of Credit at any time, the maximum amount available to be drawn under such Letter of Credit at such time (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Bank of America, in its capacity as an issuer of Letters of Credit hereunder, any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees in writing to become an L/C Issuer, or in each case any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $10,000,000.

“Lead Arrangers” means MLPF&S, Barclays Capital, RBCCM and UBS Securities, in their respective capacities as lead arrangers under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Commitment Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothec, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Credit Loan, a Swing Line Loan or a Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Issuer Documents, (vi) each Incremental Amendment and (vii) each Refinancing Amendment.

“Loan Parties” means, collectively, (i) Holdings, (ii) the Borrower and (iii) each other Guarantor.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning specified in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its payment obligations under any Loan Document to which it is a party or (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Material Real Property” means any real property owned by any Loan Party with a Fair Market Value in excess of $2,500,000.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the gross revenues of Holdings, the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Maturity Date” means (a) with respect to the Original Revolving Credit Commitments, the Revolving Commitment Maturity Date, (b) with respect to the Original Term Loans, the Term Maturity Date and (c) with respect to any other Class of Revolving Credit Commitments or Term Loans, the date specified as the maturity date therefor in the applicable Incremental Amendment or Refinancing Amendment; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day. When used with respect to any Facility, “Maturity Date” means the Maturity Date with respect to the commitments or loans under such Facility.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 15, 2011, among Holdings, Merger Sub and the Company.

“Merger Sub” has the meaning specified in the Preliminary Statements of this Agreement.

“Minority Investment” means any Person other than a Subsidiary in which Holdings, the Borrower or any Restricted Subsidiary owns any Equity Interests.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policy” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in Section 6.13(b)(v).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the past five years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and any Credit Agreement Refinancing Indebtedness), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or 7.06(g)(iii) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions (other than a Disposition) shall constitute Net

Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)(i) with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B)(x) taxes or distributions made pursuant to Section 7.06(g)(i) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any cash received in connection with such incurrence or issuance) and (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“NFIP” has the meaning specified in Section 6.07.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Defaulting Lender” has the meaning specified in Section 2.16(a)(iv).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party (other than Holdings) arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Commitments” means the Revolving Credit Commitments in effect on the Closing Date. The aggregate amount of the Original Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date is $40,000,000.

“Original Revolving Credit Facility” means, at any time, the revolving credit facility available to the Borrower at such time pursuant to the Original Revolving Credit Commitments in effect at such time (as such commitments may be increased pursuant to an Incremental Increase).

“Original Revolving Credit Loans” means Revolving Credit Loans made pursuant to the Original Revolving Credit Commitments.

“Original Term Commitments” means the Term Commitments in effect on the Closing Date immediately prior to the funding of the Term Loans on the Closing Date. The aggregate amount of the Original Term Commitments of all Term Lenders on the Closing Date (immediately prior to the funding of the Term Loans on the Closing Date) is $280,000,000.

“Original Term Facility” means the Term Loans and Term Commitments made available to the Borrower on the Closing Date.

“Original Term Loans” means the Term Loans made on the Closing Date.

“Other Revolving Credit Commitments” means each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Other Revolving Credit Facility” means, at any time, each revolving credit facility available to the Borrower at such time pursuant to a Class of Other Revolving Credit Commitments in effect at such time.

“Other Revolving Credit Loans” means the Revolving Credit Loans made pursuant to the Other Revolving Credit Commitments.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Other Term Commitments” means each Class of term loan commitments hereunder that results from a Refinancing Amendment.

“Other Term Facility” means each tranche of term loans made available to the Borrower pursuant to a Class of Other Term Commitments.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof outstanding after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any of their respective ERISA Affiliates or to which Holdings, the Borrower or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since May 31, 2005.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Acquisition Debt” means Indebtedness of the Borrower or any Restricted Subsidiary (including any Person that shall become a Restricted Subsidiary upon consummation of the related Permitted Acquisition) that is incurred to finance any Permitted Acquisition; provided, that (a) such Indebtedness is unsecured, (b) such Indebtedness shall not mature earlier than 91 days following the then latest Maturity Date and (c) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (so long as such offers to purchase and acceleration rights are subject to the prior repayment in full of the Obligations under the Loan Documents and the termination of the Commitments).

“Permitted Closing Date Revolving Borrowing Purposes” means (a) to finance the payment of certain upfront fees in respect of the Original Revolving Credit Facility and the Original Term Facility in an amount not to exceed $1,300,000 and (b) for the issuance of back-to-back Letters of Credit on the Closing Date having a face amount not to exceed $5,000,000 in respect of letters of credit outstanding under the Existing Credit Agreement.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted First Priority Incremental Equivalent Debt” means any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof) or term loans (other than Loans); provided that (i) at the time of incurrence thereof, (x) no Default shall have occurred and be continuing and (y) the financial covenants in Section 7.15 would be satisfied on a pro forma basis for the most recent Test Period after giving effect to the proposed incurrence of such Indebtedness and any related transactions, (ii) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations, and shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (iii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans, (iv) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (v) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those contained in the Loan

Documents, (vi) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Incremental Equivalent Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted First Priority Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans (other than Loans); provided that (i) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Obligations and the obligations in respect of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations and shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) in the case of any term loans, such term loans (x) shall not mature earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest Weighted Average Life to Maturity of any Class of Term Loans then outstanding, (iv) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (v) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those applicable to the applicable Refinanced Debt (except for covenants and other terms and conditions that are applicable to such Indebtedness only after the then Latest Maturity Date), (vi) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (i) the Sponsors and (ii) the Management Stockholders.

“Permitted Incremental Equivalent Debt” means Permitted First Priority Incremental Equivalent Debt, Permitted Second Priority Incremental Equivalent Debt, Permitted Unsecured Incremental Equivalent Debt and Permitted Subordinated Incremental Equivalent Debt.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) or Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the Collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations), (f) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than this Credit Agreement and (g) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least 1 Business Day prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive absent manifest error.

“Permitted Second Priority Incremental Equivalent Debt” means any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof); provided that (i) at the time of incurrence thereof, (x) no Default shall have occurred and be continuing and (y) the financial covenants in Section 7.15 would be satisfied on a pro forma basis for the most recent Test Period after giving effect to the proposed incurrence of such Indebtedness and any related transactions, (ii) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations, and shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (iii) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (iv) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those contained in the Loan Documents, (v) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Incremental Equivalent Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement. Permitted Second Priority Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt or any Permitted First Priority Incremental Equivalent Debt or any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations and shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iv) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those applicable to the applicable

Refinanced Debt (except for covenants and other terms and conditions that are applicable to such Indebtedness only after the then Latest Maturity Date), (v) the security agreements relating to such Indebtedness shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Secured Debt” means Permitted First Priority Incremental Equivalent Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt and Permitted Incremental Equivalent Debt (to the extent such Permitted Incremental Equivalent Debt is secured).

“Permitted Secured Debt Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Secured Debt.

“Permitted Subordinated Debt Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Subordinated Incremental Equivalent Debt or any other Junior Financing.

“Permitted Subordinated Incremental Equivalent Debt” means unsecured subordinated Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of unsecured subordinated notes (including any unsecured bridge financing in respect thereof) or term loans (other than Loans); provided that (i) at the time of incurrence thereof, (x) no Default shall have occurred and be continuing and (y) the financial covenants in Section 7.15 would be satisfied on a pro forma basis for the most recent Test Period after giving effect to the proposed incurrence of such Indebtedness and any related transactions, (ii) the terms of such notes or term loans shall provide for customary subordination thereof to the Obligations, (iii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans, (iv) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (v) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on

Holdings, the Borrower and the Restricted Subsidiaries than those contained in the Loan Documents. Permitted Subordinated Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Debt” means Permitted Unsecured Refinancing Debt, Permitted Unsecured Incremental Equivalent Debt and Permitted Subordinated Incremental Equivalent Debt.

“Permitted Unsecured Debt Documentation” means any notes, instruments, agreements, and other credit documents governing any Permitted Unsecured Debt.

“Permitted Unsecured Incremental Equivalent Debt” means unsecured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior unsecured notes (including any unsecured bridge financing in respect thereof) or term loans (other than Loans); provided that (i) at the time of incurrence thereof, (x) no Default shall have occurred and be continuing and (y) the financial covenants in Section 7.15 would be satisfied on a pro forma basis for the most recent Test Period after giving effect to the proposed incurrence of such Indebtedness and any related transactions, (ii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans, (iii) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (iv) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (v) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those contained in the Loan Documents. Permitted Unsecured Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans (other than Loans); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) in the case of any term loans, such term loans (x) shall not mature earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest Weighted Average Life to Maturity of any Class of Term Loans then outstanding, (iii) in the case of any notes (x) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iv) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (v) such Indebtedness shall not be secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary and (vi) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption provisions), taken as a whole, are not more restrictive in any material respect on Holdings, the Borrower and the Restricted Subsidiaries than those applicable to the applicable Refinanced Debt (except for covenants and other terms and conditions that are applicable to such Indebtedness only after the then Latest Maturity Date). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment Fee” has the meaning specified in Section 2.09(c).

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Original Revolving Credit Facility, any Incremental Revolving Credit Facility or any Other Revolving Credit Facility, if the applicable Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings, the Borrower, the Restricted Subsidiaries and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined by Holdings in good faith). The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or any comparable successor form) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets of the Company and related unaudited condensed consolidated statements of operations, stockholders’ equity and cash flows of the Company for the most recent fiscal quarter ended at least forty-five (45) days before the Closing Date.

“RBCCM” means RBC Capital Markets.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing” has the meaning specified in the Preliminary Statements of this Agreement.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (a) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans or Indebtedness incurred for the primary purpose of prepaying, repaying or replacing the Term Loans and with an All-in Yield less than the All-in Yield applicable to the Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (b) any amendment to the Term Loans or any Class thereof the primary purpose of which is to reduce the All-in Yield applicable to such Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of Holdings, the Borrower or any of the Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Revolving Commitment Maturity Date” means July 13, 2016.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) (or, if applicable, pursuant to a Refinancing Amendment or an Incremental Amendment).

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) (or, if applicable, an Incremental Amendment or Refinancing Amendment), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14) or pursuant to an Incremental Amendment or a Refinancing Amendment. For the avoidance of doubt “Revolving Credit Commitment” shall include each Original Revolving Credit Commitment, any Incremental Revolving Credit Commitment and any Other Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to each Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the collective reference to each revolving credit facility available to the Borrower at such time pursuant to the Revolving Credit Commitments in effect at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Exposure at such time.

“Revolving Credit Loan” means a Loan made by a Revolving Credit Lender pursuant to Section 2.01(b) (or, if applicable, pursuant to an Incremental Amendment or a Refinancing Amendment). For avoidance of doubt, “Revolving Credit Loans” shall include the Original Revolving Credit Loans, Incremental Revolving Credit Loans and Other Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from any Class of the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds in the place of disbursement or payment.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt and/or Permitted Second Priority Incremental Equivalent Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party (other than Holdings) and any Hedge Bank and designated in writing by the Borrower to the Administrative Agent as a “Secured Hedge Agreement”.

“Secured Parties” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other similar rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the Pledge and Security Agreement executed by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit G.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representatives” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt or Permitted Second Priority Incremental Equivalent Debt or Permitted Incremental Equivalent Debt (to the extent secured by any Collateral), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for Holdings, the Borrower and the Restricted Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair salable value of the property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an absolute or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Merger Agreement Representations” means such of the representations made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations.

“Specified Representations” means the representations and warranties made by Holdings and the Borrower set forth in Sections 5.01(a) (with respect to organizational existence of the Borrower only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.16, 5.18 and 5.19.

“Specified Subsidiary” means, at any date of determination, (a) each Material Subsidiary of the Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (b) each other Material Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Material Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Material Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or any Disposition or acquisition of a business unit, line of business, division or product line by the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor Management Agreement” that certain Management Services Agreement, dated as of the Closing Date, by and among Holdings, Merger Sub and TPG Capital, L.P.

“Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Sponsors” means TPG Partners V, L.P. and its Affiliates and funds or partnerships managed by any of them or any of their respective Affiliates, but not including, however, any of their respective portfolio companies.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each of the Guarantors other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Takeout Date” has the meaning specified in Section 2.03(c).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a) (or, if applicable, pursuant to a Refinancing Amendment).

“Term Commitment” means, with respect to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) (or, if applicable, an Incremental Amendment or a Refinancing Amendment) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01B under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including under Section 2.14) or pursuant to an Incremental Amendment or a Refinancing Amendment. For the avoidance of doubt “Term Commitment” shall include each Original Term Commitment, any Incremental Term Commitment and any Other Term Commitment.

“Term Facility” means, at any time, the collective reference to the Term Loans and Term Commitments made available to the Borrower hereunder.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a) (or, if applicable, pursuant to an Incremental Amendment or a Refinancing Amendment). For avoidance of doubt, “Term Loans” shall include the Original Term Loans, Incremental Term Loans and Other Term Loans.

“Term Maturity Date” means January 13, 2018.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender to the Borrower.

“Test Period” in effect at any time means (i) for purposes of Section 7.15, the most recent period of four consecutive fiscal quarters of Holdings (or, for periods prior to the Closing Date, the Company) ended on or prior to such time (taken as one accounting period) and (ii) for all other purposes of this Agreement, the most recent period of four consecutive fiscal quarters of Holdings (or, for periods prior to the Closing Date, the Company) ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b). A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2011 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended December 31, 2011), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $15,000,000.

“Total Assets” means the total assets of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b) after the Closing Date, the Pro Forma Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for Holdings, the Borrower and the Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retain bonuses and charges for repurchases or rollover of, or modification to, stock options.

“Transactions” means collectively, (a) the consummation of the Merger and the other transactions contemplated by the Merger Agreement on the Closing Date, (b) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings and issuances of back-to-back Letters of Credit hereunder on the Closing Date, (c) the consummation of the Refinancing on the Closing Date and (d) the payment of the Transaction Expenses.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UBS Securities” means UBS Securities LLC.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01C, (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (in the case of any such Indebtedness in the form of term debt) (the “Applicable Indebtedness”), the effect of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Except as otherwise expressly provided in Section 7.03, for purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.12 at any time, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

Section 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein; provided, however, that notwithstanding the foregoing, the financial definitions set forth in the Loan Documents and any financial ratio or other financial calculations required by the Loan Documents shall be determined without giving effect to any change to lease accounting rules from those in effect on the date hereof pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance in effect on the date hereof.

Section 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) references to any Person shall include the successors and permitted assigns of such Person.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Senior Secured Leverage Ratio, Consolidated Interest Expense Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07.

(b) In the event that Holdings, the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Consolidated Senior Secured Debt or Consolidated Total Debt, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), subsequent to the end of the Test Period for which any financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Senior Secured Leverage Ratio and the Total Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Consolidated Interest Expense Ratio.

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Interest Expense Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Specified Transaction which is being given pro forma effect that have been or are expected to be realized; provided that (A) such amounts are projected by the Borrower in good faith to a result from actions either taken or expected to be taken within 12 months after the end of such Test Period (which cost savings, operating expense reductions and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period) and (B) no amounts shall be added pursuant to this clause to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (including, without limitation, through clause (a)(ix) of the definition thereof) with respect to such period.

Notwithstanding the foregoing, when calculating the Total Leverage Ratio for the purpose of the definition of “Applicable Rate”, Senior Secured Leverage Ratio for the purpose of Section 2.05(b) and the Total Leverage Ratio and Consolidated Interest Expense Ratio for the purposes of Section 7.15, (x) the events described in this Section 1.07 that occurred subsequent to the end of the Test Period shall not be given pro forma effect and (y) Section 1.07(d) shall not apply.

Section 1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make loans to the Borrower denominated in Dollars on the Closing Date in an amount equal to such Term Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower pursuant to Section 2.02 from time to time, on any Business Day on or after the Closing Date until the Revolving Commitment Maturity Date in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that (x) after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (y) the aggregate principal amount of Revolving Credit Loans borrowed on the Closing Date shall not exceed $1,300,000. All Revolving Credit Loans will be made by all Revolving Credit Lenders in accordance with their Pro Rata Share of the Revolving Credit Facility. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05 and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered not later than 9:00 a.m. two Business Days prior to the Closing Date in the case of the initial Credit Extensions. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto; provided, that the Term Loans borrowed on the Closing Date initially shall be Eurodollar Rate Loans having an interest period of one (1) month. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is on the Closing Date, the conditions set forth in Section 4.01 (and in such case the conditions set forth in Section 4.02 shall not apply)), the Administrative Agent shall make all funds so received available to the specified Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to a Borrowing under the Revolving Credit Facility is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Facility Lenders may require that no Loans under the applicable Facility may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitments. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable Letter of Credit, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the aggregate amount of the Revolving Credit Commitments or (z) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the L/C Issuer and the Administrative Agent; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(D) the aggregate L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Fronting Sublimit; or

(E) any Revolving Credit Lender is at that time a Defaulting Lender unless, after giving effect to (i) the reallocations provided for in Section 2.16(a)(iv), (ii) the delivery of Cash Collateral as contemplated by and in accordance with Section 2.16(b) and/or (iii) the entry by such L/C Issuer into other arrangements with the Borrower or such Defaulting Lender reasonably satisfactory to such L/C Issuer, all Defaulting Lender Fronting Exposure arising from the Letter of Credit then proposed to be issued, and all other L/C Exposure as to which such L/C Issuer has Defaulting Lender Fronting Exposure, shall have been eliminated.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term

“Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the expiry date thereof; (c) the name and address of the beneficiary thereof; (d) the documents to be presented by such beneficiary in case of any drawing thereunder; (e) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (f) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, and in each case shall notify the Administrative Agent of the issuance of (or amendment to) such Letter of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share (calculated by reference to the Revolving Credit Facility) times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-

Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received actual notice (which may be by telephone or in writing) sufficiently in advance of the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (it being understood that such notice shall not be presumptively sufficient unless such notice is provided not less than five (5) Business Days in advance of such Nonrenewal Notice Date).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than the date on which such notice is given to the Borrower (if such notice is given by 11:00 a.m.) or the first Business Day thereafter (if such notice is given after 11:00 a.m.) (the “Takeout Date”), the Borrower shall reimburse the relevant L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, together with (if the Takeout Date and the Honor Date are not the same) interest on such amount at the rate applicable to Base Rate Loans that are Revolving Credit Loans from and including the Honor Date to but not including the Takeout Date. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Takeout Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Takeout Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section

2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that, except with respect to the initial Credit Extensions made on the Closing Date, each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Credit Lenders under this Section 2.03(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that notwithstanding anything to the contrary hereinafter, the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.

(f) Role of L/C Issuers. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) any lack or alleged lack of due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c), (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing or (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments and a backstop letter of credit that is reasonably satisfactory to the L/C Issuer is not in place, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i) or (iii), (A) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (B) if clause (A) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a

Business Day, the Business Day immediately succeeding such day. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower.

(h) Applicability of ISP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. Subject to Section 2.03(n), the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer pursuant to Section 2.16(b) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. Such L/C Fees shall be computed on a quarterly basis in arrears. Such L/C Fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other lower rate as may be mutually agreed by the Borrower and the applicable L/C Issuer) on the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Reporting. Each L/C Issuer that is not the Administrative Agent will report in writing to the Administrative Agent (i) on the fifteenth Business Day of each calendar quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar quarter (and on such other dates as the Administrative Agent may request), (ii) in the event that an issuance, amendment, renewal or extension of a Letter of Credit for which notice has been given in accordance with this Section is not effected in accordance with the terms of such notice, prompt notice to such effect, (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent designate one or more additional Lenders each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an L/C Issuer. Each such additional L/C Issuer shall execute a counterpart of this Agreement (or such other documentation as is appropriate in the reasonable determination of the Administrative Agent) upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall thereafter be deemed an L/C Issuer hereunder for all purposes.

Section 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees (unless it has determined that it is reasonably likely that a Revolving Credit Lender shall become a Defaulting Lender on or prior to the time on which the relevant Swing Line Loan (as defined below) is capable of being refinanced in accordance with Section 2.04(c)) to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day until the Revolving Commitment Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05 and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share (calculated by reference to the Revolving Credit Facility) times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this Section 2.04(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans owing by it in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (D) all optional prepayments of Revolving Credit Loans pursuant to this paragraph shall be applied to the Revolving Credit Loans (and to each Class thereof) on a pro rata basis. Each such notice shall specify the date and amount of such prepayment, the

Class(es) of Loans to be prepaid (subject to the preceding clause (D)) and the Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. In the absence of a designation by the Borrower of the Class of Term Loans or the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 3.05. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan or of a Term Loan which is a Base Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.09(c) or Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a)(i) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of Term Loans pursuant to Section 2.05(a)(i) shall be applied to the remaining scheduled installments of principal owing by that Borrower in respect thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall offer to prepay, subject to clauses (b)(vii) and (b)(viii) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis) equal to (A) 75% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2012) minus (B) the sum of (I) all voluntary prepayments of Term Loans pursuant to Section 2.05(a)(i) made during such fiscal year or during the fiscal year in which the payment required by this Section 2.05(b)(i) is to be made and prior to the date on which such payment is required to be made (and in each case not deducted in determining any payment required to be made pursuant to this Section 2.05(b)(i) in any prior fiscal year) and (II) all voluntary prepayments of Revolving Credit Loans pursuant to Section 2.05(a)(i) made during such fiscal year or during the fiscal year in which the payment required by this Section 2.05(b)(i) is to be made and prior to the date on which such payment is required to be made (and in each case not deducted in determining any payment required to be made pursuant to this Section 2.05(b)(i) in any prior fiscal year) to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (I) and (II), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 50% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.50 to 1.0 but greater than 1.50 to 1.0, (y) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 1.50 to 1.0 but greater than 1.00 to 1.0 and (z) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 1.00 to 1.0.

(ii) (A) If (x) Holdings, the Borrower or any of the Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by a Restricted Subsidiary that is not a Loan Party or a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (k), (l), (m), (n), (o), (p) or (q)) or (y) any Casualty Event occurs, which results in the realization or receipt by Holdings, the Borrower or any Restricted Subsidiary of Net Cash Proceeds, the Borrower shall offer to prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clauses (b)(vii) and (b)(viii) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis) equal to 100% of all Net Cash Proceeds realized or received; provided that, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Secured Debt that is secured on a pari passu basis with the Obligations (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Secured Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii)(A) shall be reduced accordingly; provided further, that except as provided in Section 7.05(j)(iii), no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than (x) any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A), (y) any Disposition pursuant to Section 7.05(f) or (z) as specifically provided in Section 7.05(j)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the business of the Borrower and the Restricted Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or any of the Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within eighteen (18) months following receipt thereof; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (b)(vii) and (b)(viii) of this Section 2.05, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall offer to prepay, subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis) equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness that constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If for any reason at any time the aggregate Revolving Credit Exposure exceeds the Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness that constitutes Credit Agreement Refinancing Indebtedness in respect of Revolving Credit Loans or Revolving Credit Commitments, the Borrower shall prepay an aggregate principal amount of the applicable Class or tranche of Revolving Credit Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds, such prepayment to be accompanied by a corresponding permanent reduction in the applicable Class or tranche of Revolving Credit Commitments.

(v) In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated to the Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (except to the extent that any applicable Refinancing Amendment or, to the extent permitted under Section 2.14, any Incremental Amendment for any Class of Other Term Loans or Incremental Term Loans, respectively, provides that such Other Term Loans or Incremental Term Loans shall be entitled to less than pro rata treatment); provided, that any prepayment of Term Loans required as a result of the incurrence of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class or tranche of Refinanced Debt.

(vi) (A) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied first to the next eight scheduled installments of principal thereof in forward order of maturity and then ratably to the remaining installments thereof; and (B) each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share of such prepayment subject to clause (vii) of this Section 2.05(b).

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and the Borrower making such prepayment and shall provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s Pro Rata Share of the prepayment. Except in the case of a mandatory prepayment resulting from the incurrence of Credit Agreement Refinancing Indebtedness, each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(viii) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(ix) In the event that a Term Lender of any Class rejects its Pro Rata Share of any mandatory prepayment hereunder, the prepayments of the Term Loans of such Class of any Lenders that do not reject such prepayment shall be applied ratably to their respective shares of each Borrowing of Term Loans of such Class, in order that after giving effect thereto the remaining share of each Term Lender of such Class in each outstanding Borrowing of Term Loans of such Class shall be ratably equivalent.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

Section 2.06. Termination or Reduction of Commitments. (a) Optional. The Borrower may, at any time and from time to time, upon written notice to the Administrative Agent (i) terminate in full the Commitments of the Class or Classes of Revolving Credit Commitments with the then shortest maturities on a non-pro rata basis with any other tranche of Revolving Credit Commitments and (ii) from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (w) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (x) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (y) if, after giving effect to any reduction or termination of the Commitments, the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess and (z) except as provided in clause (i), the Borrower shall not reduce the Revolving Credit Commitments of any Class under this paragraph unless it shall simultaneously and ratably reduce the corresponding Revolving Credit Commitments of each other Class. Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitments in respect of the Original Term Facility shall be automatically and permanently reduced to $0 on the Closing Date after giving effect to the Term Loans made on such date pursuant to Section 2.01(a). Unless previously terminated, (i) the Original Revolving Credit Commitments shall terminate on the Revolving Commitment Maturity Date and (ii) the Revolving Credit Commitments of the applicable Class or tranche shall be permanently reduced to the extent provided for in Section 2.05(b)(iv).

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of each March, June, September and December beginning with the last Business Day of September 2011, an aggregate principal amount equal to 0.25% of the aggregate gross principal amount of all Original Term Loans borrowed by it hereunder (which payments shall be reduced as a result of the application of prepayments by it in accordance with the order of priority set forth in Section 2.05), (ii) on the Term Maturity Date, the aggregate principal amount of all Original Term Loans outstanding on such date and (iii) on the Maturity Date for each other Class of Term Loans, the aggregate principal amount of all such Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent, for the ratable account of the Appropriate Lenders, on the Revolving Commitment Maturity Date the aggregate principal amount of all of the Original Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the Revolving Commitment Maturity Date.

Section 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans that are Base Rate Loans.

(b) In the case of an Event of Default under Section 8.01(a) only, the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable by the Borrower of such Loan in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Revolving Credit Facility shall accrue at all times from the Closing Date until the Revolving Commitment Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c) Prepayment Fee. Upon any prepayment or repricing of the Term Loans as part of a Repricing Transaction prior to the second anniversary of the Closing Date, the Borrower shall pay a prepayment premium (the “Prepayment Fee”) equal to (i) in the case of a prepayment or repricing of the Term Loans as part of a Repricing Transaction prior to the first anniversary of the Closing Date, 2.0% of the principal amount of the Term Loans prepaid or 2.0% of the principal repriced pursuant to such Repricing Transaction and (ii) in the case of a prepayment or repricing of the Term Loans as part of a Repricing Transaction on or after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 1.0% of the principal amount of the Term Loans prepaid or 1.0% of the principal repriced pursuant to such Repricing Transaction. All such premium payments shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender to the Borrower shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 4.02 of the Security Agreement (assuming for such purposes that the amounts owed to the Administrative Agent and the Lenders are the only Obligations thereunder). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of the Loans made by it to the Borrower or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, in respect of the Borrower as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Facilities. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) an increase in any Revolving Credit Commitments (each, an “Incremental Increase”) or (ii) the addition of one or more new tranches of term loans (each, an “Incremental Term Facility”; the commitments in respect thereof “Incremental Term Commitments”; the loans made pursuant to such commitments, “Incremental Term Loans”) or revolving credit commitments (“Incremental Revolving Credit Commitments”; the loans made pursuant to such commitments, “Incremental Revolving Credit Loans”; and the Incremental Revolving Credit Commitments, together with the Incremental Term Facilities and the Incremental Increases, the “Incremental Facilities”) in favor of the Borrower; provided that (i) upon the effectiveness of any Incremental Amendment referred to below, (x) no Default shall have occurred and be continuing and (y) the financial covenants in Section 7.15 would be satisfied on a pro forma basis for the most recent Test Period after giving effect to the proposed borrowing of such Incremental Facilities (assuming such Incremental Facilities were fully drawn) and any related transactions, (ii) the representations and warranties in Article 5 shall be true and correct in all material respects, (iii) the maturity date of any Incremental Term Facility shall be no earlier than the Term Maturity Date, (iv) any Incremental Term Facility shall not have a Weighted Average Life to Maturity shorter than the then-remaining Weighted Average Life to Maturity of the Original Term Loans, (v) any Incremental Increase shall be on the same terms as the applicable increased Class of Revolving Credit Commitments, (vi) any Incremental Term Facility may be on the same terms as any class or tranche of Term Loans then outstanding (in which case the loans made pursuant to such Incremental Term Facility shall be deemed to be included in such class or tranche of Term Loans for all purposes of this Agreement), (vii) after giving effect to any Incremental Revolving Credit Facility, there shall be no more than three separate Maturity Dates in effect for all Revolving Credit Commitments, (viii) the Incremental Facilities shall rank pari passu in right of payment and of security with the other Facilities; provided that the Incremental Amendment with respect to any Incremental Facility may provide that such Incremental Facility may share in the proceeds realized upon the sale or other disposition of Collateral pursuant to an enforcement of remedies only after the Obligations in respect of one or more other Facilities shall have been paid in full, (ix) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof, (x) any fees payable in connection with such Incremental Facilities shall be determined by the Borrower and the applicable Lender or Additional Lender providing such Incremental Facilities and (xi) to the extent that the terms and conditions of any Incremental Term Facility are not consistent with this Agreement (except as provided for in the preceding clauses (iii), (iv),

(viii), (ix) or (x)), such terms and conditions shall be reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no Incremental Term Loans may be borrowed at any time, and no commitments in respect of Incremental Facilities may become effective at any time, if the sum, without duplication, of (A) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (B) the aggregate amount of all commitments in respect of Incremental Facilities that shall have become effective at or prior to such time plus (C) the aggregate principal amount of all Permitted Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time.

(c) Each tranche of Incremental Facilities shall be in an aggregate principal amount that is not less than $15,000,000 (in the case of an Incremental Term Facility) or $5,000,000 (in the case of an Incremental Increase or Incremental Revolving Credit Commitments), and in either case in an integral multiple of $1,000,000 in excess thereof (provided that such amount may be less than $15,000,000 or $5,000,000, as the case may be, if such amount represents all remaining availability under the limit set forth in Section 2.14(b)). Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Facilities. Incremental Facilities may be made by any existing Lender (it being understood that no existing Lender will have an obligation to provide or make any portion of the commitments or loans under any Incremental Facility) or by any Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement, and any loans made pursuant to an Incremental Facility shall become Loans under this Agreement, pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment or term loan, if any, each Additional Lender, if any, and the Administrative Agent. Upon the effectiveness of any Incremental Amendment, each Additional Lender, if any, shall become a “Lender” under this Agreement with respect to its Commitments under such Incremental Amendment, and the commitments of the Lenders agreeing to provide such Incremental Facilities shall become “Commitments” hereunder; and any Incremental Facilities shall, when made, constitute “Loans” under this Agreement. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Facility, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement.

(d) In the event that the All-in Yield for any Incremental Term Loans is more than 0.25% per annum greater than the All-in Yield for the Original Term Loans, then the Applicable

Rates for such other Term Loans shall be increased to the extent necessary so that the All-in Yield for such Incremental Term Loans shall not be more than 0.25% per annum greater than the All-in Yield for such other Term Loans.

(e) This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.15. [Reserved].

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each L/C Issuer or to the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x)

such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Non-Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Cash Collateral. If the reallocation described in Section 2.16(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or at law, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, fully Cash Collateralize the L/C Issuers’ and Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest-bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to this paragraph. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender (as applicable) will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral provided under any of this Section 2.16 or any other provision of this Agreement shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied as required by the Loan Documents).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Refinancing Amendments. (a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form (a) of Other Term Loans or Other Term Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) Other Revolving Credit Loans or Other Revolving Credit Commitments in respect of all or any portion of any Class of Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Credit Loans) then outstanding under this

Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Credit Commitments or Other Revolving Credit Loans), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Other Revolving Credit Loans or Other Revolving Credit Commitments, will have a maturity date that is not prior to the maturity date with respect to the Class of Revolving Credit Commitments being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Class of Term Loans being refinanced and (iv) will have terms and conditions that are substantially identical to, or less favorable to the Lenders providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that (x) the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained and (y) the effectiveness of any Refinancing Amendment shall not result in there being more than three separate Maturity Dates in effect for all Revolving Credit Commitments. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $15,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Credit Commitments or Other Revolving Credit Loans and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swing Line Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Original Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Revolving Commitment Maturity Date shall be reallocated from Lenders holding Original Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.17 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes. (a) Except as required by law, any and all payments by the Borrower (the term “Borrower” in this Article 3 being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits) imposed by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (ii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iii) any U.S. federal withholding taxes imposed in respect of an Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower) and (iv) any U.S. federal withholding taxes imposed as a result of the failure (including, for the avoidance of doubt, if not legally able to do so) of any Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(c) (in the case of any U.S. Lender, as defined below) and (v) any U.S. federal withholding taxes that would not have been imposed but for FATCA, (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and all liabilities with respect thereto being hereinafter referred to as “Taxes”). If the Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined in Section 3.01(f) below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor. If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) To the extent it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit I and an Internal Revenue Service Form W-8BEN, certifying that the Foreign Lender is not a United States person.

(c) Thereafter and from time to time, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction. Without limiting or duplicating the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, to the extent it is legally entitled to do so, such Lender shall promptly deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as shall be prescribed by applicable law, if any, or as otherwise reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (x) comply with their obligations under FATCA, (y) determine that such Lender has complied with such Lender’s obligations under FATCA or (z) determine the amount to deduct and withhold from such payment.

(d) Each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent first becomes a party to this Agreement, such U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax) shall be considered excluded from Taxes except to the extent such Foreign Lender is an Assignee and such Foreign Lender’s assignor was entitled to additional amounts or indemnity payments prior to the assignment. Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Borrower to change such Lending Office).

(f) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or (to the extent required by law) registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Taxes or Other Taxes are directly asserted against any Agent or Lender, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum it would have received had no such Taxes or Other Taxes been asserted whether or not such Taxes or other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(i) If any Lender or Agent determines, in its sole discretion, that it is entitled to receive a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall use its reasonable best efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out of pocket expenses (including any taxes imposed on such refund or interest) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information it reasonably deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(j) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (f).

(k) The Loan Parties and Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

Section 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurodollar Rate Loans, or to determine or charge interest rates based upon the applicable Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurodollar Rate Loans or to convert Base Rate Loans to such Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all then outstanding affected Eurodollar Rate Loans of such Lender to the Borrower to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, in each case due to circumstances arising on or after the Closing Date, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount of any sum received or receivable by such Lender hereunder (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender with respect to the Lender’s gross or net income, profits or revenue (including value-added or similar taxes) and (iii) reserve requirements contemplated by Section 3.04(c)) does not represent the cost to such Lender of complying with the requirements of any applicable Law in relation to its making, funding or maintaining of Eurodollar Rate Loans, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time when any Eurodollar Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected Eurodollar Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Rate Loan into a Base Rate Loan.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction relating to the Loans to the Borrower after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to this Section 3.04.

Section 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan to it on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the

Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof; and provided, further, for the avoidance of doubt, that, in the case of (i) an indemnification due to a failure of the Borrower or Guarantor pursuant to the last sentence of Section 3.01(a), or (ii) a reimbursement pursuant to Section 3.01(g) or (iii) a repayment of a refund pursuant to 3.01(i), such 180-day period shall commence on the earlier of the date on which the Lender (A) is notified by the relevant taxing authority or (B) makes a payment or files a tax return with respect to the amount claimed. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans to the Borrower held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(d) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the Closing Date, regardless of the date enacted or adopted.

Section 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to and in accordance with Section 10.07(b) (with the assignment fee to be paid by the Borrower, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a

Lender becoming a Non-Consenting Lender, (i) the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (ii) if the consent, amendment or waiver in question would result in a Repricing Transaction in respect of any Term Loans held by such Non-Consenting Lender, the Borrower shall pay the Prepayment Fee (if any) required pursuant to Section 2.09(c) as if the outstanding Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with a Repricing Transaction on the date of the consummation of such assignment; and provided further, that such assignment does not conflict with applicable Laws. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) the assignee Lender shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrower or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note from the Borrower at least two Business Days in advance of the Closing Date;

(iii) executed counterparts of the Security Agreement, together with (A) certificates, if any, representing the Pledged Equity issued by the Borrower and the Guarantors (other than Holdings) accompanied by undated stock powers executed in blank and (B) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement; provided, however, that each of the requirements set forth in this clause (iii), including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except to the extent that a lien on such Collateral may be perfected (A) by the filing of a financing statement under the Uniform Commercial Code or (B) by the delivery of stock certificates of the Borrower and its Restricted Subsidiaries and related stock powers) shall not constitute conditions precedent to the Credit Extensions on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Borrower agrees to deliver, or cause to be delivered, such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion);

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, counsel to the Loan Parties, substantially in the form of Exhibit H-1 and an opinion from Young Conaway Stargatt & Taylor, LLP, Delaware counsel to the Loan Parties, substantially in the form of Exhibit H-2;

(vi) a certificate attesting to the Solvency of Holdings, the Borrower and the Restricted Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of the Borrower;

(vii) copies of the executed Merger Agreement and schedules thereto, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date and that the condition specified in clause (c) below has been satisfied; and

(viii) copies of a recent Lien and judgment search in each jurisdiction set forth on Schedule 1(a) of the Perfection Certificate (as defined in the Security Agreement).

(b) All fees and reasonable and documented out-of-pocket expenses required to be paid hereunder on the Closing Date, in the case of expenses to the extent invoiced at least three business days prior to the Closing Date, shall have been, or concurrently with the closing of the Transaction shall be, paid (which amounts may be offset against the proceeds of Credit Extensions on the Closing Date).

(c) Prior to or substantially simultaneously with the initial Credit Extension on the Closing Date, the Equity Contribution, in an aggregate amount equal to, when combined with the fair market value of the equity of the Management Stockholders rolled over or invested in connection with the Transactions, at least 35% of the total pro forma debt and equity of Holdings and its Subsidiaries on the Closing Date, shall have been consummated and, to the extent the Equity Contribution involves Equity Interests other than common Equity Interests, the terms and conditions thereof, and the documentation of such terms and conditions, shall, to the extent material to the interests of the Lenders, be reasonably satisfactory to the Arrangers.

(d) Substantially simultaneously with the initial Credit Extension on the Closing Date, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement (without giving effect to any modifications, amendments or waivers thereto made after the date thereof that are materially adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed).

(e) After giving effect to consummation of the Transactions on the Closing Date, (i) Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans and L/C Obligations, (B) Indebtedness permitted by Section 7.03(b), (d), (f), (i), (l), (m), (o), (p), (q), (t) and (u) and (C) the preferred Equity Interests described in subclause (ii) of this clause (e), (ii) Holdings shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than (x) common stock owned by Permitted Holders and (y) preferred stock owned by Permitted Holders with terms and conditions reasonably acceptable to the Arrangers and (iii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than (x) common stock owned by Holdings and (y) preferred stock owned by Holdings with terms and conditions reasonably acceptable to the Arrangers.

(f) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements; provided that for the purposes of this paragraph, the filing of the applicable financial statements on Form 10-K or Form 10-Q, as the case may be, by the Company on or prior to the Closing Date shall be deemed to satisfy the foregoing requirements.

(g) The Arrangers shall have received the Pro Forma Financial Statements.

(h) The Arrangers shall have received on or prior to the Closing Date all material documentation and other material information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Lenders at least five Business Days in advance of the Closing Date.

(i) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date.

(j) The Specified Merger Agreement Representations shall be true and correct on and as of the Closing Date.

(k) Since December 31, 2010, no Company Material Adverse Effect shall have occurred.

(l) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Section 4.02. Conditions to Certain Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans and other than in connection with the Credit Extension occurring on the Closing Date) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) except as set forth on Schedule 5.01(d), is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transactions will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as at March 31, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings, the Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings, the Borrower and its Subsidiaries as at March 31, 2011 and their estimated results of operations for the period covered thereby.

(b) Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect; provided, that the representation and warranty set forth in this Section 5.05(b) shall not be deemed made on the Closing Date in respect of any Credit Extensions made hereunder on the Closing Date.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings, the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein or the assumptions otherwise provided in writing to the Administrative Agent prior to the Closing Date, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of Holdings, the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of each of Holdings, the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act to the extent applicable or any other applicable Laws dealing with wage and hour matters; (c) except as set forth on Schedule 5.07, all payments due from any of Holdings, the Borrower or the Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party; and (d) except as set forth on Schedule 5.07, as of the Closing Date there are no collective bargaining agreements covering the employees of Holdings, the Borrower or any of the Restricted Subsidiaries.

Section 5.08. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental Matters. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and the Restricted Subsidiaries have timely filed all federal and state and foreign tax returns and reports required to be filed, and have timely paid all federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.11. ERISA Compliance. (a) Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of Holdings, the Borrower or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Borrower or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of Holdings, the Borrower or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12. Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrower and the Restricted Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (a) those created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12, (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.13. Margin Regulations; Investment Company Act. (a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is, or is required to register as, an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

Section 5.15. Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, software, know-how database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of the Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.16. Solvency. On the Closing Date after giving effect to the Transactions, Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17. Senior Debt. The Obligations of the Loan Parties under the Loan Documents constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing, any Permitted Subordinated Incremental Equivalent Debt or any other Indebtedness that is subordinated to the Obligations expressly by its terms.

Section 5.18. USA PATRIOT Act, Etc. To the extent applicable, each of Holdings, the Borrower and the Restricted Subsidiaries and each Unrestricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.19. Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Collateral required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien to the extent a Lien thereon may be created under the UCC or otherwise under U.S. law and a first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any principal of any Loan or any other Obligation (other than Cash Management Obligations or obligations under Secured Hedge Agreements) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender and shall take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2011, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with a management’s discussion and analysis describing the result of operations;

(b) as soon as available, but in any event within forty-five (45) days (or in the case of the first two fiscal quarters ended after the Closing Date, sixty (60) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings commencing with the fiscal quarter ending June 30, 2011, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes, together with a management’s discussion and analysis describing the result of operations;

(c) within ninety (90) days after the end of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2011, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of Holdings, the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of any Permitted Subordinated Debt Documentation, any Permitted Secured Debt

Documentation or any Permitted Unsecured Debt Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) (i) together with the delivery of the financial statements pursuant to Section 6.01(a), (A) a report setting forth the information required by Section 3.03(b) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report) and (B) a report setting for the computation of Excess Cash Flow for such fiscal year (commencing with the fiscal year ending December 31, 2012) and (ii) together with each Compliance Certificate delivered pursuant to Section 6.02(a), (A) a description of any event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (B) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent or a Lender, Holdings shall deliver paper copies of such documents to the Administrative Agent (or to the Administrative Agent for further distribution to such Lender) until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03. Notices. Promptly after a Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings or the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Taxes, Etc. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except to the extent expressly permitted by Section 7.04) and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing), and all other licenses permits, privileges, franchises, patents, copyrights, trademarks and trade names material to its business except, in the case of (a) (other than with respect to the preservation of the existence of Holdings and the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article 7.

Section 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty and condemnation excepted and consistent with past practice.

Section 6.07. Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Not later than 30 days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion), the Borrower shall have delivered to the Administrative Agent evidence that umbrella (for the Borrower and Restricted Subsidiaries), property and liability insurance has been obtained and is in effect and shall cause (i) the Administrative Agent to be named as a loss payee on property and casualty policies covering loss or damage to Collateral and (ii) the Administrative Agent to be named as an additional insured on liability policies as to which the Administrative Agent shall have reasonably requested to be so named. With respect to each Material Real Property subject to a Mortgage, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain and maintain in effect flood insurance in such amounts as shall ensure compliance with the National Flood Insurance Program as set forth in the National Flood Insurance Reform Act of 1994 (the “NFIP”) and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are maintained in a manner that permits Holdings to issue consolidated financial statements in conformity with GAAP consistently applied for all material financial transactions and matters involving the assets and business of Holdings, the Borrower and the Restricted Subsidiaries.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the board of directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to customary access agreements), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Domestic Subsidiary becoming a wholly owned Material Domestic Subsidiary:

(i) within forty five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of each Material Real Property owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Guaranties, Security Agreement Supplements (or new Collateral Documents, as applicable), Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent (to the extent applicable) with the Collateral Documents in effect on the Closing Date), in each case granting Liens and Guaranties required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent; and

(D) take and cause such Material Domestic Subsidiary and each direct or indirect parent of such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements or the equivalent in the applicable jurisdiction and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the

Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(ii) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for such Material Domestic Subsidiaries as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned by each such Material Domestic Subsidiary, any existing title reports, surveys or environmental assessment reports in the possession of any Loan Party; provided however that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than Holdings, the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings or the Borrower to obtain such consent, such consent cannot be obtained; and

(b) (i) Holdings and the Borrower shall provide the security interests set forth on Schedule 6.11(b) on or prior to the dates corresponding to such security interests set forth on Schedule 6.11(b); and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, Holdings or the Borrower shall give notice thereof to the Administrative Agent and within 45 days thereafter or such longer period as the Administrative Agent may agree in its reasonable discretion shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b).

(c) the Borrower may, in its sole discretion, cause any Excluded Subsidiary that is not otherwise required to be a Guarantor to Guarantee the Obligations by causing such Excluded Subsidiary to execute appropriate guarantee and security agreement supplements in form and substance reasonably satisfactory to the Administrative Agent, and any such Excluded Subsidiary shall be a Guarantor hereunder for all purposes; provided that the Equity Interests of such Excluded Subsidiary that is a joint venture or a non-wholly owned Subsidiary shall not be required to be pledged to the extent prohibited by the applicable joint venture agreement, organizational document, shareholders’ agreement or similar document or agreement.

Section 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

Section 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of each Material Real Property, provide the Administrative Agent with a Mortgage with respect to such Material Real Property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of such Material Real Property in each case together with:

(i) if the improvement(s) to the Material Real Property is located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (A) a countersigned standard “life of loan” flood hazard determination form applicable to such Material Real Property and (B) if flood insurance is available in the community in which the Material Real Property is located, a copy of one of the following: (i) the flood insurance policy if and to the extent such insurance policy is required to ensure compliance with the NFIP, (ii) the Borrower’s application for a flood insurance policy plus proof of premium payment, (iii) a declaration page confirming that flood insurance has been issued, or (iv) such other evidence of flood insurance reasonably satisfactory to the Administrative Agent;

(ii) evidence that the Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the Material Real Property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policy”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the Fair Market Value of the Material Real Property covered thereby) (it being understood that survey coverage and survey related endorsements are not required to be obtained to the extent that, as a condition to providing such coverage, the title company issuing such Mortgage Policy requires that a current survey of the Material Real Property be delivered), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the related Mortgage to be a valid subsisting Lien on the Material Real Property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents);

(iv) an opinion of local counsel for the Loan Parties in the state in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgage and any related separate fixture filings, in form and substance reasonably satisfactory to the Administrative Agent; and

(v) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the Material Real Property described in the Mortgage have been taken.

(c) In the case of each Material Real Property listed on Schedule 6.13 or required to be delivered pursuant to Sections 6.11 and 6.13(b) (the “Mortgaged Properties”), if any, within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the Closing Date, or within the time frame specified in Section 6.11 or 6.13(b), as applicable, provide the Administrative Agent with (i) counterparts of a Mortgage duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance or unconditional commitment therefor issued by a nationally recognized (in the country where such Mortgaged Property is located) title insurance company insuring the Lien of each such Mortgage as a valid subsisting Lien on the Mortgaged Property described therein, free and clear of all defects and encumbrances except as expressly permitted by Section 7.01 (but such policy may contain a survey exception), and (iii) copies of such existing surveys in the possession of Holdings, the Borrower or any Restricted Subsidiary and such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

Section 6.14. Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or

any Unrestricted Subsidiary of the Borrower as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing and Holdings and the Borrower shall be in compliance, on a pro forma basis with Section 7.15 as of the last day of the most recently ended Test Period, (b) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Incremental Equivalent Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Junior Financing or any other Indebtedness of any Loan Party and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if immediately after giving effect to such designation the aggregate Consolidated EBITDA of all Subsidiaries that have been designated as Unrestricted Subsidiaries and have not at such time been re-designated as Restricted Subsidiaries exceeds 5.0% of Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries at such time (provided that in the case of Subsidiaries with Consolidated EBITDA of less than zero, the Total Assets of such Subsidiaries, taken together with all other Subsidiaries that at any time have been or are designated as Unrestricted Subsidiaries and have not at such time been re-designated as Restricted Subsidiaries, shall not exceed 5.0% of Total Assets of Holdings, the Borrower and its Subsidiaries at such time). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Loan Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the net book value at the date of such designation of the Loan Parties’ (as applicable) Investment in such Subsidiary and may be accomplished via a merger or consolidation of such Unrestricted Subsidiary with, or the sale of all or substantially all of such Restricted Subsidiaries’ assets to, a Restricted Subsidiary or the Borrower.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

Section 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and (ii) a public rating in respect of the Revolving Credit Facility and the Term Facility from each of S&P and Moody’s.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of the Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Property;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and proceeds and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03(n);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(o) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary incurred pursuant to Section 7.03(b), Section 7.03(g)(i), Section 7.03(n) or Section 7.03(r);

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or subclause (i) of Section 7.03(g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or security for a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and Liens consisting of reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens on the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g)(i) in connection with such Permitted Acquisition and (ii) Liens on the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g)(i) in connection with such Permitted Acquisition;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) any Lien on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 7.01;

(aa) Liens on Securitization Assets incurred in connection with a Qualified Securitization Financing;

(bb) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (p) and (v) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, or financed by Indebtedness permitted under Section 7.03 and otherwise permitted to be secured under Section 7.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ee) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt and Permitted Second Priority Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof; provided in each case that such Liens are subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable;

(ff) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $15,000,000 and 1.75% of Total Assets, in each case determined as of the date of incurrence.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that were Cash Equivalents or Investment Grade Securities when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $4,000,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by Holdings in the Borrower, (ii) by the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iv) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (v) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (v) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (v) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date) and (B) the aggregate amount of Investments made pursuant to this clause (v), when aggregated with all Investments made pursuant to Section 7.02(j)(ii), shall not exceed at any time outstanding the sum of (x) the greater of $25,000,000 and 3.25% of Total Assets plus (y) the Available Amount at such time and (vi) by the Borrower or any Restricted Subsidiary in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness or Equity Interests or a combination thereof of such Foreign Subsidiary or another Foreign Subsidiary so long as such exchange does not adversely affect the Collateral;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments, redemptions, purchases, defeasances or other satisfactions of Indebtedness permitted under Sections 7.01, 7.03 (other than Section 7.03(d)), 7.04, 7.05 (other than Section 7.05(e)), 7.06 and 7.12, respectively;

(g) Investments (i) existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof or (ii) contemplated on the date hereof and, in each case, set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment or commitment to make an Investment on the date hereof except pursuant to the terms of such Investment as of the date hereof or as otherwise permitted by another clause of this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(i) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement);

(ii) the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties, when aggregated with all Investments made pursuant to Section 7.02(d)(v), shall not exceed at any time outstanding the sum of (A) the greater of $25,000,000 and 3.25% of Total Assets plus (B) the Available Amount at such time;

(iii) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(iv) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;

(v) immediately before and immediately after giving effect to any such purchase or other acquisition, the Borrower shall be in compliance with the covenants set forth in Section 7.15 determined on a pro forma basis as of the last day of the most recently ended Test Period;

(vi) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) the Transactions;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices or the equivalent thereto in the applicable jurisdiction;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f), (g) or (l) so long as such amounts are counted as Restricted Payments for the purpose of such clauses;

(o) other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of $25,000,000 and 3.25% of Total Assets, determined as of the date of such Investment plus (ii) the Available Amount at such time;

(p) (i) Investments in the form of a contribution of additional Securitization Assets or as equity in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing that, in the good faith determination of Holdings, are necessary or advisable to effect any Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or by any direct or indirect parent thereof);

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated with or into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(v) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course; and

(w) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to clauses (d)(v), (g)(ii), (j)(ii) or (o) of this Section 7.02 and Indebtedness incurred pursuant to Section 7.03(r).

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.14 or 2.17);

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.03(b) and any Permitted Refinancing thereof; provided that (x) all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement and (y) any such Permitted Refinancing of intercompany Indebtedness shall be with Indebtedness owing to Holdings, the Borrower or a Restricted Subsidiary;

(c) (i) Guarantees by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing in excess of the Threshold Amount or any Credit Agreement Refinancing Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 7.02(d);

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement and shall be evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions, (iii) Indebtedness arising under Capitalized Leases other than those in effect on the date hereof or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed the greater of $15,000,000 and 1.75% of Total Assets, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks entered into in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) (i) Indebtedness assumed in connection with any Permitted Acquisition that is secured (if at all) only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) (so long as such Indebtedness was not incurred in contemplation of such Permitted Acquisition) and any Permitted Refinancing thereof and (ii) Permitted Acquisition Debt and any Permitted Refinancing thereof; provided, in each case that (x) immediately before and immediately after giving effect to the incurrence thereof, no Default shall have occurred and be continuing, (y) the Borrower shall be in compliance with the covenants set forth in Section 7.15 and the Total Leverage Ratio shall not exceed 4.5:1.0, in each case on a pro forma basis as of the last day of the most recently ended Test Period and (z) the aggregate principal amount of all Indebtedness of any Person that is not a Loan Party outstanding pursuant to this paragraph (g) shall not exceed the greater of $10,000,000 and 1.25% of Total Assets, in each case determined at the time of incurrence;

(h) Permitted Incremental Equivalent Debt and any Permitted Refinancing thereof; provided, that no Permitted Incremental Equivalent Debt may be incurred at any time if the sum of (A) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (B) the aggregate amount of all commitments in respect of Incremental Facilities that shall have become effective at or prior to such time plus (C) the aggregate principal amount of all Permitted Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time;

(i) Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees of Holdings, the Borrower or the Restricted Subsidiaries, their respective Controlled Investment Affiliates or their Immediate Family Members to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of Holdings, the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $30,000,000 and 3.5% of Total Assets, in each case determined at the time of incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, does not exceed the greater of $10,000,000 and 1.25% of Total Assets, determined at the time of incurrence;

(s) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) (other than (h)) above and (t) and (u) below;

(t) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(u) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(v) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to Holdings, the Borrower or any of the Restricted Subsidiaries; and

(w) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and, in each case, any Permitted Refinancing thereof.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (v), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of Section 7.03 and (ii) Permitted Incremental Equivalent Debt (and any Permitted Refinancing thereof) may only be incurred in reliance on the exception in clause (h) of Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of Holdings dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary in this Agreement, any change to lease accounting rules from those in effect on the date hereof pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance in effect on the date hereof shall not result in an incurrence of Indebtedness.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with the Borrower and Holdings may merge or consolidate with the Borrower (in each case including a merger the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be incorporated under the Laws of any state of the United States or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in, or such Indebtedness must be Indebtedness of, a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Administrative Agent, confirmed that (x) its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (y) the Liens granted by it under the Collateral Documents to which it is a party as security for its Obligations shall continue to secure such obligations and that its obligations under the Collateral Documents to which it is a party shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s Obligations and (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such agreement or agreements referred to above comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which the Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(f) the Transactions may be consummated; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04, 7.06 and 7.12 and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to sale-leaseback transactions;

(g) Dispositions of cash, Cash Equivalents and Investment Grade Securities;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition and after giving effect thereto (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed after giving effect thereto), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $3,000,000, Holdings, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(t) and Section 7.01(ee)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on Holdings’ most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the

Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) any Designated Noncash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and (iii) to the extent the aggregate amount of Net Cash Proceeds received by Holdings, the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) after the Closing Date exceeds $75,000,000, all Net Cash Proceeds in excess of such amount shall be offered to prepay Term Loans in accordance with Section 2.05(b)(ii)(A) and may not be reinvested in the business of the Borrower or a Restricted Subsidiary (except to the extent such Net Cash Proceeds constitute Retained Declined Proceeds);

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Swap Contract;

(p) sales of Margin Stock for fair value as determined in good faith by the board of directors of the Borrower; and

(q) any Disposition of Securitization Assets to a Securitization Subsidiary;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), Section 7.05(i), Section 7.05(l) and Section 7.05(o)), and except for Dispositions from a Loan Party to a Loan Party), shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) each of Holdings and the Borrower may redeem in whole or in part any of its respective Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings, the Borrower and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transactions;

(d) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08 (other than Section 7.08(a), (f), (j) or (k));

(e) repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) Holdings, the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) by any future, present or former employee, director, officer, consultant or distributor (or any Controlled Investment Affiliate or Immediate Family Member of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any future, present or former employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower (or of any direct or indirect parent of the Borrower) in connection with any such repurchase, retirement or other acquisition or retirement) in an aggregate amount after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(n) in lieu of Restricted Payments permitted by this clause (f) not to exceed $7,500,000 in any fiscal year with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years; provided that such amount in any fiscal year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date;

provided, further, that the cancellation of Indebtedness owing to the Borrower from any future, present or former employees, directors, officers, managers, or consultants of the Borrower (or their respective Controlled Investment Affiliate or Immediate Family Member), any direct or indirect parent company of the Borrower or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this or any other provision of this Agreement;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and, where applicable, Holdings may make Restricted Payments to any direct or indirect parent thereof in the amount of such Restricted Payments made to it):

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability to each foreign, federal, state, provincial or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Borrower or its Subsidiaries; provided, that Restricted Payments made under this clause (i) in respect of taxes attributable to the income of Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries in an aggregate amount, together with the aggregate amount of loans and advances to

Holdings made pursuant to Section 7.02(n) in lieu of Restricted Payments permitted by this clause (g)(ii), not to exceed $2,500,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02 (if the recipient thereof is not Holdings, assuming that such recipient were subject to Section 7.02); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent not prohibited by Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any equity or debt offering not prohibited by this Agreement (whether or not successful); and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(h) Holdings, the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (provided, however, that no such payment shall be made if the obligation giving rise to the requirement to make such payment was designed to avoid the limitations set forth in this Agreement) and (ii) honor any conversion request by a holder of convertible Indebtedness permitted hereunder and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness permitted hereunder in accordance with its terms;

(i) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(j) the declaration and payment of dividends on the common stock of the Borrower or Holdings following the first public offering of Holdings’ common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds contributed to the Borrower from any such public offering, other than public offerings registered on Form S-4 or Form S-8 (or, in each case, any comparable successor form);

(k) payments made or expected to be made by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings (the proceeds of which may be used by Holdings to make additional Restricted Payments to any direct or indirect parent thereof) in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing made pursuant to Section 7.12(a)(i)(D), not to exceed the sum of (i) the greater of $15,000,000 and 2.00% of Total Assets, determined at the time of such Restricted Payment, plus (ii) if the Senior Secured Leverage Ratio calculated on a pro forma basis in accordance with Section 1.07 for such Restricted Payment for the most recently ended Test Period does not exceed 3.25 to 1.0, the Available Amount at such time.

Section 7.07. Change in Nature of Business. In the case of the Borrower and the Restricted Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be reasonably obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Transactions,

(d) the issuance of Equity Interests to any officer, director, employee or consultant of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries in connection with the Transactions,

(e) the payment of management, consulting, monitoring and advisory fees (including Sponsor Termination Fees and transaction fees) and related indemnities and expenses to the Sponsors pursuant to the Sponsor Management Agreement as in effect on the Closing Date (plus any such unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year),

(f) Investments permitted under Section 7.02,

(g) employment and severance arrangements between Holdings, the Borrower or any of the Restricted Subsidiaries and its respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the date hereof and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the date hereof as reasonably determined in good faith by the Borrower),

(j) Restricted Payments permitted under Section 7.06 and prepayments, redemptions, purchases, defeasances and satisfactions of Indebtedness permitted under Section 7.12,

(k) customary payments by Holdings, the Borrower or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures),

(l) transactions in which Holdings, the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings, the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Holdings, the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of Holdings or the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Controlled Investment Affiliate or Immediate Family Member of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof,

(o) investments by the Sponsors in securities of the Borrower or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities,

(p) payments to or from, and transactions with, any joint venture in the ordinary course of business, and

(q) Dispositions of Securitization Assets in connection with any Qualified Securitization Financing.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) arise in connection with any Lien permitted by Section 7.01(u) or Section 7.01(aa) or any Disposition permitted by Section 7.05,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof,

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g)(i), 7.03(n), or 7.03(r) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g)(i) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or

(xii) arise in connection with cash or other deposits permitted under Section 7.01.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, for any purpose except as contemplated by this Section 7.10. The Closing Date Revolving Borrowing may be used for any Permitted Closing Date Revolving Borrowing Purposes. The Term Loans made on the Closing Date shall be used to finance the Transactions, including the Transaction Expenses. Any other Credit Extension made under the Revolving Credit Facility (including Swing Line Loans) following the Closing Date may be used to provide working capital and for other general corporate purposes (including, without limitation, for capital expenditures, permitted acquisitions and restricted payments), provided, that Loans under the Revolving Credit Facility and Swing Line Loans may not be used to fund dividends to, or repurchase equity interest from, the Sponsors (but may be used to pay costs and expenses related to the Transactions incurred after the Closing Date).

Section 7.11. Accounting Changes. Make any change in fiscal year except upon written notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12. Prepayments, Etc. of Indebtedness. (a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) (x) any Permitted Subordinated Incremental Equivalent Debt, (y) any other Indebtedness that is subordinated to the Obligations expressly by its terms or (z) any Indebtedness to the extent constituting any Permitted Refinancing of any of the Indebtedness described clause (x) or (y) (the Indebtedness described in the preceding clauses (x), (y) and (z), collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, (C) the prepayment of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary to the extent not prohibited by the subordination provisions applicable to such Indebtedness and the prepayment of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03 and (D) so long as no Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(l), not to exceed the sum of (1) the greater of $15,000,000 and 2.00% of Total Assets, in each case determined at the time of such payment plus (2) if the Senior Secured Leverage Ratio for the most recently ended Test Period immediately preceding such prepayment, redemption, purchase, defeasance or other payment calculated on a pro forma basis for such prepayment, redemption, purchase, defeasance or other payment in accordance with Section 1.07 does not exceed 3.25 to 1.0 on a pro forma basis, the Available Amount at such time or (ii) make any payment in violation of any subordination terms of the documentation governing any Junior Financing.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing any Junior Financing.

Section 7.13. Equity Interests of Certain Restricted Subsidiaries. Permit any Domestic Subsidiary that is a wholly owned Restricted Subsidiary to become a non-wholly owned Subsidiary, except (a) to the extent such Restricted Subsidiary continues to be a Guarantor, (b) in connection with a Disposition of all or substantially all of the assets or all of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05 and (c) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14.

Section 7.14. Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (a) its ownership of the Equity Interests of the Borrower (and Holdings shall own no Equity Interests other than those of the Borrower), (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance or to convert into a corporation), (c) the performance of its obligations with respect to the Merger Agreement, the Loan Documents, any Permitted Secured Debt (other than Permitted Incremental Equivalent Debt), any Permitted Unsecured Refinancing Debt or any Junior Financing (other than Permitted Subordinated Incremental Equivalent Debt), (d) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (e) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries to the extent such financing activities are otherwise permitted hereunder, (f) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (g) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (h) providing indemnification to officers and directors and (i) conducting, transacting or otherwise engaging in any business or operations of the type it conducts, transacts or engages in on the Closing Date.

Section 7.15. Financial Covenants. (a) Permit the Senior Secured Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on September 30, 2011) to be greater than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year Ending December 31,	Fiscal Quarter Ending March 31,	Fiscal Quarter Ending June 30,	Fiscal Quarter Ending Sept. 30,	Fiscal Quarter Ending Dec. 31,
2011			4.50:1.00	4.50:1.00
2012	4.50:1.00	4.48:1.00	4.39:1.00	4.27:1.00
2013	3.67:1.00	3.62:1.00	3.59:1.00	3.57:1.00
2014	3.06:1.00	3.00:1.00	2.92:1.00	2.84:1.00
2015	2.42:1.00	2.38:1.00	2.34:1.00	2.32:1.00
2016	1.94:1.00	1.89:1.00	1.84:1.00	1.84:1.00
2017 and thereafter	1.63:1.00	1.60:1.00	1.57:1.00	1.55:1.00

Any provision of this Agreement that contains a requirement for Holdings to be in compliance with the covenant contained in this Section 7.15(a) prior to the time that this covenant is otherwise applicable shall be deemed to require that the Senior Secured Leverage Ratio for the applicable Test Period not be greater than 4.50:1.00.

(b) Permit the Consolidated Interest Expense Ratio as of the last day of any Test Period (beginning with the Test Period ending on September 30, 2011) to be less than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year Ending December 31,	Fiscal Quarter Ending March 31,	Fiscal Quarter Ending June 30,	Fiscal Quarter Ending Sept. 30,	Fiscal Quarter Ending Dec. 31,
2011			2.55:1.00	2.55:1.00
2012	2.55:1.00	2.56:1.00	2.61:1.00	2.68:1.00
2013	2.79:1.00	2.90:1.00	3.00:1.00	3.10:1.00
2014	3.15:1.00	3.22:1.00	3.31:1.00	3.42:1.00

2015	3.61:1.00	3.78:1.00	3.93:1.00	4.07:1.00
2016	4.22:1.00	4.47:1.00	4.75:1.00	4.91:1.00
2017 and thereafter	5.12:1.00	5.30:1.00	5.49:1.00	5.69:1.00

Any provision of this Agreement that contains a requirement for Holdings to be in compliance with the covenant contained in this Section 7.15(b) prior to the time that this covenant is otherwise applicable shall be deemed to require that the Consolidated Interest Expense Ratio for the applicable Test Period not be less than 2.55:1.00.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article 7; provided, that any Event of Default under Section 7.15 is subject to cure as set forth in Section 8.04; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment (including payments under any Swap Contracts required to be made as a result of termination or equivalent events pursuant to the terms of such Swap Contracts) beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of

Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Holdings, the Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) Holdings, the Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, Section 6.11 or Section 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or the equivalent in the applicable jurisdiction and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests issued by the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Collateral Documents, Liens permitted by Section 7.01(ee) and any nonconsensual Liens permitted by Section 7.01;

(k) Subordination. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in the documentation governing, any Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in the documentation governing any Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Indebtedness; or

(l) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in order set forth in Section 4.02 of the Security Agreement.

Section 8.04. Right To Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.15 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), Holdings (or any direct or indirect parent of Holdings) may engage in a Permitted Equity Issuance to any of the Sponsors or otherwise receive cash equity contributions to its capital (which Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”) and, in each case, apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, and (ii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.15 for any applicable period.

(b) Upon receipt by the Borrower of such cash (the “Cure Amount”), Consolidated EBITDA for any period of calculation which includes the last fiscal quarter of the Test Period ending immediately prior to the date on which such Cure Amount was paid shall be increased, solely for the purpose of calculating any financial ratio set forth in Section 7.15, by an amount equal to the Cure Amount. The Cure Amount shall be applied solely for the purpose set forth in the preceding sentence and not for any other purpose under this Agreement. Without limiting the foregoing, the Cure Amount shall not be included in the proceeds of equity issuances or capital contributions referred to in clause (iii) of the definition of Available Amount or in Section

7.06(b)(i), shall not be used for purposes of determining the Applicable Rate, shall not be considered in determining the availability of any basket under Article 7 of this Agreement or the permissibility of any transaction that is subject to compliance or pro forma compliance with any financial ratio-based condition.

(c) If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of Section 7.15, Holdings and the Borrower shall be deemed to have satisfied the requirements of Section 7.15 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.15 that had occurred shall be deemed cured for this purpose of the Agreement.

(d) In each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.04(a) is made.

(e) The Cure Right may not be exercised with respect to more than four (4) fiscal quarters during the term of this Agreement.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of the Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents (including, for the avoidance of doubt, any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement upon the incurrence, as applicable, of any Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt or Permitted Second Priority Additional Debt). The provisions of this Article 9 (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied

(or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Each Lender acknowledges and agrees that Bank of America or one or more of its affiliates may (but is not obligated to) act as Senior Representative for the holders of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and/or Permitted Incremental Equivalent Debt (to the extent secured) under the security agreements with respect thereto and/or under any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Bank of America or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

Section 9.09. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g), 2.03(h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (unless the Letters of Credit in the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or if a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries or any other Guarantor, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing in excess of the Threshold Amount or any Credit Agreement Refinancing Indebtedness; and

(d) if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer) and the Borrower notifies the Administrative Agent in writing that it wishes such Subsidiary Guarantor to be released from its obligations under the Guaranty, (i) such Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty and (ii) any Liens granted by such Subsidiary Guarantor or Liens on the Equity Interests of such Subsidiary Guarantor shall be automatically released; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing in excess of the Threshold Amount or any Credit Agreement Refinancing Indebtedness.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents; Lead Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the Loan Party, as the case may be (provided, that amendments to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement shall require the agreement of the Loan Parties (or any of them) only to the extent required pursuant to the terms thereof), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definitions of Secured Leverage Ratio or in the component definitions thereof (or any other financial ratio used to determine the Applicable Rate) shall not constitute a reduction in the rate of interest; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Required Facility Lenders” (or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or modify any rights hereunder or make any determination or grant any consent hereunder or any similar defined term), “Pro Rata Share” or any provision of Section 2.05(b)(vi)(B), 2.06(c), 2.13 or 8.03 or Section 4.02 of the Security Agreement without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Facility Lenders under the Revolving Credit Facility; or

(h) postpone any date scheduled for, or reduce the amount of, the Prepayment Fee otherwise payable hereunder, or amend, modify or waive the provisions of Section 2.09(c) or the definition of Repricing Transaction with the effect of restricting any Lender’s right to receive the Prepayment Fee, in each case without the written consent of each Lender affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities and (vi) no Lender consent is required to effect any amendment or supplement to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement (I) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Incremental Equivalent Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent arising by reason of amortization or prepayment of the Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the then latest final maturity of any of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02. Notices and Other Communications; Facsimile Copies; Etc. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Electronic Communications. Notices and other communications to the Lenders (including the L/C Issuers) hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender (including any L/C Issuer) or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender (including the L/C Issuer) or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof or thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Davis Polk & Wardwell LLP and one local counsel in each relevant material jurisdiction and special counsel to the extent deemed reasonably necessary by the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under clause (a) of this Section 10.04 shall be paid within 30 days after written demand therefor and all amounts due under clause (b) of this Section 10.04 shall be paid within 20 Business Days after written demand therefor (in each case together with backup documentation supporting such reimbursement request). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents and the Lenders and their respective Affiliates and controlling Persons and the respective directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their successors and permitted assigns (collectively the “Indemnitees”) from and against any and all losses, claims, damages and liabilities (including Attorney Costs which shall be limited to Attorney Costs of one counsel to such Indemnitees taken as a whole, one local counsel in each relevant jurisdiction and special counsel to the extent deemed reasonably necessary by the Administrative Agent and, solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of its obligations under the Loan Documents by such Indemnitee or of any of its Related Indemnified Persons (as defined below) as determined by a court of competent jurisdiction in a final and non-appealable decision or (z) any dispute solely among the Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Lead Arranger or any similar role under the Loan Documents and not arising out of any act or omission of the Borrower, Holdings, the Sponsor or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within 20 Business Days after written demand therefor (together with backup documentation supporting such reimbursement request). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

For purposes of this Section 10.05, a “Related Indemnified Person” of an Indemnitee means (1) any Subsidiary of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Subsidiaries and (3) the respective agents of such Indemnitee or any of its Subsidiaries, in the case of this clause (3), acting at the instructions of such Indemnitee or Subsidiary; provided that each reference to a Subsidiary in this sentence pertains to a Subsidiary involved in the negotiation of the Loan Documents or the syndication of credit facilities provided for herein.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(i), (iv) to an SPC in accordance with the provisions of Section 10.07(h) or (v) to a successor pursuant to a merger, consolidation or similar transaction (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment under the Term Facility to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, (ii) for an assignment under the Revolving Credit Facility to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender or (iii) for any assignment if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any other Loan Party, Section 8.01(f) has occurred and is continuing;

(B) the Administrative Agent;

(C) in the case of any assignment under the Revolving Credit Facility, each L/C Issuer at the time of such assignment; and

(D) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $2,500,000 (in the case of the Revolving Credit Facility) or (y) $1,000,000 (in the case of the Term Facility) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(D) the Assignee shall comply with Section 3.01(b) or Section 3.01(c), as applicable;

(E) no assignment may be made to any of the Sponsors, the Borrower or their respective Affiliates or officers;

(F) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (F);

(G) no assignment shall be made to a natural person; and

(H) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender to the Borrower by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including for purposes of this Section 10.07(e) an SPC (as defined in Section 10.07(i) below), to the extent applicable), and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (g) thereof) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Sections 3.01(b), (c) or (d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such

Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (i) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it and (ii) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (A) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (B) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and to its and their respective partners, directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority, examiner or self-regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, partners, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by each of Holdings and the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary (i) is not a direct or indirect subsidiary of Holdings or (ii) is a Loan Party. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute a single contract. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, except as expressly set forth in the Second Amended and Restated Commitment Letter dated as of May 20, 2011 among Borrower, the Lead Arrangers and certain Affiliates of the Lead Arrangers and the Fee Letter referred to therein. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than obligations under Secured Hedge Agreements, Cash Management Obligations and other contingent Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied or any Letter of Credit (other than any Letter of Credit that has been Cash Collateralized or if a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) shall remain outstanding.

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF

SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

Section 10.18. Electronic Execution Of Assignments And Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements or agreements governing Cash Management Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04(a)). The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.21. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act (the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrower acknowledge and agree, and acknowledge their Affiliates’ understanding, that (a) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not an advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of Holdings and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PITTSBURGH HOLDINGS, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

PITTSBURGH ACQUISITION, INC.

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

PRIMEDIA INC.

By:	/s/ Charles J. Stubbs
Name: Charles J. Stubbs
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Joon Koo
Name: Joon Koo
Title: Vice President

BANK OF AMERICA, N.A., as Swing Line Lender and L/C Issuer

By:	/s/ Joon Koo
Name: Joon Koo
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Joon Koo
Name: Joon Koo
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Vice President

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Kamran Khan
Name: Kamran Khan
Title: Authorized Signatory

[Signature Page to Credit Agreement]